Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements of Covalent Group, Inc. and subsidiaries on Form S-8 (File Numbers 33-95602 and 333-37756) and Form S-3 (File Number 333-44096) of our report dated March 29, 2004, appearing in the Annual Report on Form 10-K of Covalent Group, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 30, 2004